Exhibit 99.1

News from Graham Packaging
Contact:
Karen Gray
(717) 232-1898 kgray@pposinc.com
September 10, 2004
FOR IMMEDIATE RELEASE

Graham Packaging Company, L.P., to offer
$725 million of senior and senior subordinated notes

YORK, Pennsylvania, USA-- Graham Packaging Company, L.P. today announced that it intends to issue $350 million of eight-year senior notes, due 2012, and $375 million of 10-year senior subordinated notes, due 2014. The company intends to use the proceeds of the offering, together with proceeds from its planned new senior secured credit facility, to repay its existing indebtedness and to finance its acquisition of Owens-Illinois' blow-molded plastic container business.

Graham Packaging Company, L.P., based in York, Pennsylvania, USA, is a worldwide leader in the design, manufacture and sale of technology-based, customized blow-molded plastic containers for the branded food and beverage, household and personal care, and automotive lubricants markets. The company currently employs approximately 4,000 people at 59 plants throughout North America, Europe and South America. It produced more than nine billion units and had total worldwide net sales of $1.0 billion over the last 12 months. The Blackstone Group of New York is the majority owner of Graham Packaging.

Graham Packaging is making this statement to be consistent with the Securities and Exchange Commission's "fair disclosure" guidelines and in advance of presentations to investors.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the senior notes or the senior subordinated notes or any other securities, nor will there be any sale of the senior notes or the senior subordinated notes or any other securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The senior notes and the senior subordinated notes will be issued in reliance on the exemption from the registration requirements provided by Rule 144A. None of the senior or senior subordinated notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release may contain forward-looking statements that involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Graham Packaging Company, L.P.'s beliefs, plans, or expectations, are forward-looking statements. These statements are based on current plans, estimates, and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Graham Packaging Company, L.P.'s most recent report on Form 10-K and Graham Packaging Company, L.P.'s other documents on file with the Securities and Exchange Commission. Graham Packaging Company, L.P. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.


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